Exhibit 10.12

ETELOS, INC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective this 11th day of August, 2007 (the “Effective Date”), by and between Etelos, Inc. a Washington corporation (“Company”), and Jeffery L. Garon (“Employee”).

RECITALS

A.            Company wishes to employ Employee and Employee wishes to be employed by Company pursuant to the terms and conditions of this Agreement; and

B.            Company’s Board of Directors (“Board”) believes in the best interests of Company and its shareholders to provide Employee with appropriate incentive to be employed by Company and to motivate Employee to maximize the value of Company; and

C.            Board may consider certain organizational changes, and believes it appropriate to provide Employee with certain benefits upon termination of employment or upon a Change in Control, which benefits are designed to provide sufficient incentive for Employee to remain with Company notwithstanding the possibility of a Change in Control.

NOWTHEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.             Position, Duties, and Standards of Performance.  (a)   Effective August 11, 2007, (“Employment Date”) Company shall employ Employee in the position of President & Chief Executive Officer with such duties and responsibilities as are generally described in Exhibit A to this Agreement, or such other position with duties and responsibilities as mutually agreed.  The Board has the right, subject to the provisions and limitations of this Agreement, to revise the position, duties, responsibilities, and compensation, provided that such position, duties and responsibilities and compensation are consistent with Employee’s skills and background and are no less favorable than his current position, duties, responsibilities and compensation.

(b)  Employee will perform his duties in a fully professional manner pursuant to the standards of skill, competence and efficiency expected of his position, and subject to the direction and control of the Company and Board of Directors.  Employee shall comply and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment.  During the term of Employee’s employment with the Company, Employee shall devote substantially his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently, and competently, and Employee shall use his best efforts to further the business of Company.

2.             Term; Employment at Will.  The parties acknowledge that this Agreement is for an indefinite term, and that Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If Employee’s employment terminates for any reason, Employee shall only be entitled to the benefits and compensation as provided in this Agreement, or as may be otherwise provided in accordance with Company’s established employee plans and policies in effect at the time of termination.

3.             Compensation, Benefits, and Policies.   (a)  As compensation for all services pursuant to this Agreement, Employee shall be paid a base salary (“Base Salary”) in a gross amount of $175,000 on an annualized basis, payable pursuant to Company’s regular payroll practices, but not less frequently than monthly.  Base Salary is subject to periodic review, not less frequently than annually, and adjustment, as recommended and approved by the Board.

(b)           In addition, Employee is eligible for payment of a performance bonus (“Bonus”), payable at the sole discretion of the Board and pursuant to standards based on Company’s achievement of objectives pursuant to its own business plan, and Employee’s achievement of specific objectives, the latter objectives to be mutually agreed upon annually thereafter based on Company’s fiscal year.

(c)           In addition, the Board shall grant and issue to Employee 7,150,000 shares of Common Stock in Company (“Shares”), at the fair market value price of such Common Stock set by the Board on the Effective Date (the “Original Grant”).  The Original Grant shall be subject, in part, to the Company’s Right To Repurchase such shares, in accordance with §83(b) of the Internal Revenue Code of 1986, as amended, and the Restricted Stock Purchase Agreement between Company and Employee, as follows: (i) 25% of the Original Grant shall be owned free and clear by Employee and not subject to any right to repurchase by the Company on the date of issuance; (ii) 25% of the Original Grant shall be subject to the Company’s Right to Repurchase for a period of 12 months after the Effective Date of this Agreement; and (iii) the remainder of the Original Grant shall be subject to a declining Right of Repurchase at the monthly rate of 1/24th per month for 24 months following the 12 months’ anniversary of the Effective Date .  Subject to the discretion of the Board, Employee may be eligible to receive additional grants of stock, stock options or purchase rights from time to time in the future, on such terms and conditions as the Board shall determine at the grant date.

(d)           In addition, the Company will pay to Employee a signing bonus, of not less than One Hundred Fifty Thousand Dollars [$150,000], concurrently with the issuance of the Shares pursuant to Section 3(c) of this Agreement.

(e)           The Company shall cause Employee to be nominated for election to the Company’s Board of Directors.

(f)            Employee is eligible to participate in such other and additional employee benefit plans and executive compensation programs as may be developed and maintained by Company and as may be applicable to other key executives of Company from time to time, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the particular plan or program and to the determination of any committee administering such plan or program.

(g)           Employee is subject to and is bound by Company’s financial, personnel, and other operating policies, practices and procedures as they exist, or may be developed and modified and as are in effect from time to time, including the Company’s indemnification of officers.

(h)           Employee will be reimbursed for expenses reasonably incurred in connection with the performance of his duties under this Agreement in accordance with Company’s policies and practices.

(i)            Within a reasonable time after the Effective Date, the Company will obtain Director’s and Officer’s liability and other customary insurance coverage, and Employee shall be entitled to be covered under the terms of such policy(s).

4.             Termination of Employment.

(a)           By Company for Cause.  Company may terminate this Agreement at any time, with or without prior notice, for Cause, which for these purposes is defined as:

(i) any material act of personal dishonesty by Employee in connection with his responsibilities as an employee intended to result in substantial personal enrichment to Employee at the expense of Company or its shareholders;

(ii) Employee’s conviction of or plea of nolo contendere to any felony charge brought in any court of competent jurisdiction;

(iii) an act of fraud against Company; or

(iv) material breach of this Agreement, or repeated or continued failure of Employee to perform his obligations under this Agreement or any related agreement which are demonstrably willful and deliberate on Employee’s part, after receiving written demand for performance from the Company describing the manner in which Employee has not substantially performed his duties, and providing at least thirty (30) days to cure the failure.

(b)           By Company without Cause.  Company may terminate this Agreement without Cause by providing Employee with written notice of termination, which termination shall become effective on the thirtieth (30th) day after receipt by Employee.

(c)           By Employee for Good Reason.  Employee may terminate this Agreement for Good Reason (defined below) by giving written notice of termination, which termination shall become effective on the thirtieth (30th) day after receipt of notice by Company or such other date as specified by Employee not greater than thirty (30) days, unless mutually agreed.  Employee agrees to comply with any reasonable instruction issued by Company or his supervisor concerning the performance of his duties until the termination for Good Reason becomes effective.  For this purpose, “Good Reason” means:

(i) without Employee’s express written consent, the assignment of any duties or the significant reduction of Employee’s duties, either of which is inconsistent with Employee’s position with Company and responsibilities in effect immediately prior to such assignment, or the removal of Employee from such position and responsibilities; or

(ii) without Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space, support staff and location) available to Employee immediately prior to such reduction; or

(iii) a reduction by Company in Employee’s Base Salary in effect immediately prior to such reduction; or

(iv) a material reduction by Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced; or

(v) without Employee’s express written consent, the relocation of Employee to a facility or a location more than 50 miles from Employee’s then present location; or

(vi) any purported termination of Employee by Company which is effected for Disability or for Cause or any purported termination for which the grounds relied upon are not valid; or

(vii) the failure of Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

(d)           Related to a Change of Control.  Company, or any successor or assignee, on the one hand, or Employee on the other hand, may terminate this Agreement in connection with a Change of Control, the terminating party giving written notice to the other, and termination taking effect on the thirtieth (30th) following receipt of notice.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i)            Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act) directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities; or

(ii)           A merger, combination or consolidation of Company with any other corporation or business entity, other than a merger, combination or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)          Effectiveness of an agreement for the sale, lease or disposition by Company of all or substantially all of Company’s assets; or

(iv)          Liquidation or dissolution of Company.

Further, for purposes of this Agreement, “Related to a Change of Control” shall mean any time during the period beginning on the date the Board makes a decision to seek to sell or otherwise to effect a Change of Control with respect to Company and directs any officer and/or agent to take steps to effectuate that decision, and ending on the date eighteen (18) months after a Change of Control becomes effective (“No Change Period”), except as otherwise specifically provided in this Agreement.  The foregoing notwithstanding, if Employee resigns Related to a Change of Control, the No Change Period shall be deemed to begin sixty (60) days prior to the Change of Control and end eighteen (18) months following a Change of Control.

(e)           By Company for Disability.  Company may terminate this Agreement because

Employee is unable to perform, with or without accommodation, due to Disability.  For purposes of this Agreement, “Disability” shall mean: Employee has been unable to perform his duties under terms of this Agreement due to physical or mental illness for at least 26 weeks after its commencement, and further, it is determined, by a physician selected by Company or its insurers and acceptable to Employee or Employee’s legal representative (agreement to such acceptability not to be unreasonably withheld) that such Disability is likely to be indeterminate or permanent, and total.  Termination for Disability shall become effective after thirty (30) days’ written notice by the Company, provided however that Company shall have continued to pay Employee’s Base Salary during the period of Disability, pursuant to insurance or otherwise.  In the event that Employee resumes the performance of substantially all of his or her duties under this Agreement before the termination of employment becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(f)            Upon Death.  This Agreement shall terminate upon Employee’s death, such termination to be effective on the last day of the month in which Employee dies.

5.             Benefits on Termination.

(a)           Termination without Cause, Termination Upon Disability, or Resignation for Good Reason, all Other than Related to a Change of Control.  In the event Company terminates Employee’s employment without Cause or Due to Disability, or in the event Employee terminates his employment for Good Reason, all other than Related to a Change of Control, Employee shall be entitled to receive the following:

(i)            all accrued unpaid Base Salary earned prior to the effective date of such termination plus a payment equal to the value of accrued but unused vacation, all payable on or before termination; plus

(ii)           severance pay equal to twelve (12) months’ Base Salary in effect at the time of termination, payable in a lump sum on the effective date of Employee’s termination; plus

(iii)          the Bonus pro-rated through the date of termination, that Employee would have received in the termination year, payable promptly following calculation of the appropriate amount; plus

(iv)          with respect to any stock held by Employee which may be subject to the Company’s Right to Repurchase and any unvested (unexercisable) options, if any, held by Employee to buy stock under any of the Company’s stock option plans, Employee shall immediately vest in such additional number of shares and options that would have vested (or become owned or exercisable, as applicable) had Employee remained employed by the Company for an additional twelve (12) months, which additional vesting shall be not less than fifty percent (50%) of the Original Grant.  These accelerated shares and options are in addition to any shares and options already vested.

(b)           Termination Related to a Change of Control.  Subject to the limitation on payments set forth in Section 7 below, if Company terminates Employee’s employment for any reason other than Cause or Disability during the No Change Period, or if Employee resigns his employment for any reason whatsoever during the No Change Period (as defined in Section 4(d) above), then Employee shall be entitled to receive the following:

(i)            all accrued unpaid Base Salary earned prior to the effective date of such termination plus a payment equal to the value of accrued but unused vacation, all payable on or before termination; plus

(ii)           severance pay in an amount equal to twelve (12) months’ Base Salary in effect at the time of termination, payable in a lump sum on the effective date of Employee’s termination; plus

(iii)          the Bonus pro-rated through the date of termination, that Employee would have received in the termination year, payable promptly following calculation of the appropriate amount; plus

(iv)          with respect to any stock held by Employee which might be subject to the Company’s Right to Repurchase and any unvested (unexercisable) options, if any, held by Employee to buy stock under any of the Company’s stock option plans, Employee shall immediately vest in and shall own free and clear all such additional number of shares subject to the Company’s Right to Repurchase and in all such additional number of unvested shares and options, as of the date ten (10) days prior to the closing date of the Change in Control.  These accelerated shares and options are in addition to any shares and options already vested.

(c)           Termination for Cause.  Notwithstanding anything else contained in this Agreement, if Company terminates Employee’s employment for Cause, then Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement, including acceleration of exercisability of stock options or vesting of stock purchased from Company, except for those benefits (if any) as then established under Company’s then existing severance and benefits plans and policies at the time of such termination.  Nothing in this Agreement shall affect any rights Employee may have to any shares or options already vested.

(d)           Voluntary Resignation Other than Related to a Change of Control.  In the event Employee voluntarily resigns, other than for Good Reason or other than Related to a Change of Control, Employee shall only be entitled to such severance and other payments as in accordance with Company’s existing severance and benefit plans and policies generally at the time of such resignation.

(e)           Medical Benefits. In the event Employee is entitled to severance benefits pursuant to this Agreement, whether payable over time or in a lump sum, then in addition to such severance benefits, Employee shall receive Company-paid health insurance coverage to the extent provided to such Employee immediately prior to Employee’s termination (the “Company-Paid Coverage”) for the period set forth in the appropriate subsections of this Section 5.  If Employee’s health insurance coverage included Employee’s dependents immediately prior to Employee’s termination, such dependent also shall be covered at Company expense.  Company-Paid Coverage shall continue for twelve (12) months following termination or until Employee becomes covered under another employer’s group health insurance plan, whichever occurs first.  For purposes of the continuation health coverage required under COBRA, the date of the “qualifying event” giving rise to Employee’s COBRA election period (and that of his “qualifying beneficiaries”) shall be the last date on which Employee received Company-Paid Coverage under this Agreement.

(f)            Termination on Death.   In the event of Employee’s death, his estate shall be entitled to receive the following:

(i)            all accrued unpaid Base Salary earned prior to the effective date of such termination plus a payment equal to the value of accrued but unused vacation, all payable as promptly as practicable following termination; plus

(ii)           any benefits otherwise provided pursuant to Company’s plans and policies at the time of such death.

6.             Limitation on Payments.  To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Code, as amended and, but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits under Section 5(a) and (b) above, as applicable, shall be payable either:

(a)  in full, or

(b)  as to such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis of the greatest amount of severance benefits under Sections 5(a) or (b) above, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless Company and Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and Company for all purposes.  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7.             Successors.

(a)           Company’s Successors.     Any successor to Company (whether direct or indirect and whether by purchase of stocks, purchase of assets, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of Company’s business and assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to Company’s business and assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

(b)           Employee’s Successors.     The terms of this Agreement and all rights of Employee under this Agreement shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, devises, and legatees.

8.             Notice.

(a)           General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given as follows: (i)  personal delivery; (ii)  three (3) days after deposit by first class mail, postage prepaid; (iii)  upon receipt by registered or certified mail, return receipt requested, postage prepaid (if delivery is confirmed); (iv)  upon delivery when delivered by an authorized overnight delivery service, charges prepaid or charged to sender’s account (if delivery is confirmed); (v)  when sent by facsimile transmission to the last number known to the party giving notice (if delivery is confirmed in writing or a duplicate copy is mailed first-class or by overnight delivery).  In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Notice of Termination.  Any termination notice by either party shall: (i) be communicated in accordance with the notice provisions of this Agreement; (ii) indicate the specific termination provision in this Agreement relied upon; (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; and (iv) specify the termination date (which shall be not more than 30 days after the giving of such notice).  Failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Employee under this Agreement or preclude Employee from asserting such fact or circumstance in enforcing his or her rights under this Agreement.

9.             Miscellaneous Provisions.

(a)           No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner) nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  No agreements, representations or understandings (whether oral or written, whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement.

(d)           Choice of Law.  The validity, interpretation, construction, performance of this Agreement shall be governed by the laws of the State of California, without giving effect to its conflicts of law principles.

(e)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain full in force and effect.

(f)            Arbitration.  In the event of any dispute or controversy arising under or in connection with this Agreement, the parties first shall attempt to settle the issue by negotiation or other informal means including, if amenable to both parties, mediation.  Should such efforts fail, the controversy shall be settled by binding arbitration, and either party, within one year of the occurrence of the event giving rise to the claim or controversy or within the period of the applicable statute of limitations, if shorter, may submit such claim or controversy to binding arbitration in San Francisco, California, before one arbitrator in accordance with the Employment Rules of the American Arbitration Association then in effect.  Failure to serve notice of arbitration upon the other within such time shall be deemed a waiver of the right to remedy such claim or controversy.  Costs shall be shared, but the arbitrator shall be authorized to award reasonable attorneys’ fees and costs to the prevailing party.  The parties shall request that all testimony in front of such arbitrator be transcribed, and that any award be accompanied by findings of fact and a statement of the reasons for the decision.  Judgment may be entered on the arbitrator’s award in any court having competent jurisdiction.  Punitive damages and specific performance shall not be awarded.  The provisions of this Section 9(f) constitutes a complete defense to, and may be asserted or pleaded successfully as such, in any motion to a court of competent jurisdiction for a stay of any action or proceeding commenced contrary to the intent of this provision.

(g)           No Assignment of Benefits.   The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this paragraph shall be void.

(h)           Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes, calculated at the lowest permissible rate.

(i)            Assignment by Company.  Company may assign its rights under this Agreement only to a successor or other affiliated company.

(j)            Construction.   Headings in this Agreement are for reference purposes only and do not affect the provisions of this Agreement.  Pronouns are used without regard to gender or number.

(j)            Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties has executed this Agreement effective on the date written above.

ETELOS, INC.

Attest:	/s/ Ronald A. Rudy	By:	/s/ Daniel J. A. Kolke

Name/Title:	Director	Name/Title:
		Its:	Chairman/CTO

EMPLOYEE

		By:	/s/ Jeffrey L. Garon
Name:

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